Exhibit 99.1

Royal Gold Reports Strong Revenue, Cash Flow and Earnings for the December Quarter, Solid Financial and Operating Results for the Six-Month Transition Period, and Adoption of a Calendar Year Reporting Schedule

DENVER, COLORADO. FEBRUARY 16, 2022: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we,” “us,” or “our”) reports net income of $138.3 million, or $2.10 per share, for the six-month transition period (“Transition Period”) ended December 31, 2021, on revenue of $343.0 million and operating cash flow of $248.8 million. Adjusted net income[1] was $139.3 million, or $2.11 per share.

Production volume of 191,300 GEOs[2] for the Transition Period exceeded the top end of the revised guidance range of 180,000 to 190,000 GEOs[3]. Production volume for the Transition Period was approximately 190,900 GEOs at previously-provided guidance prices[4].

“Royal Gold reported continued excellent operating and financial performance in the December quarter to close out our six-month Transition Period,” commented Bill Heissenbuttel, President and CEO of Royal Gold. “Solid portfolio contributions allowed us to exceed the top end of our GEO production guidance range for the Transition Period. With this reporting period behind us, we have completed the change to our fiscal year end and will now report on a calendar year basis.”

“We closed on two previously announced transactions during the Transition Period, a stream on the NX Gold mine and a royalty on the Red Chris mine, both of which are cash flow generating, and we still ended December in a strong financial position. We are debt free after repaying our remaining outstanding revolver balance and now have our $1 billion revolving credit facility fully available. We continued our sector-leading record of increasing dividends and raised our dividend in November for the 21st consecutive year. I am pleased that our long history of paying a growing dividend has been recognized through the recent inclusion of Royal Gold in the S&P High Yield Dividend Aristocrats Index. Royal Gold is the only precious metal company in this index.”

December Quarter Results

For the quarter ended December 31, 2021 (“December quarter”), net income of $68.2 million, or $1.04 per share, was reported on revenue of $168.5 million and operating cash flow of $118.9 million. Adjusted net income[1] was $69.2 million, or $1.05 per share.

Key Transition Period 2021 Highlights:

●
Strong financial performance with revenue of $343.0 million and operating cash flow of $248.8 million, up 12% and 28%, respectively, over the comparable prior year period
●
73% of revenue from gold, 11% from silver, 12% from copper
●
Production volume of 191,300 GEOs, exceeding the revised guidance range of 180,000 to 190,000 GEOs
●
Completed transition to calendar year reporting schedule

Key December Quarter Highlights:

●
Revenue of $168.5 million, operating cash flow of $118.9 million and earnings of $68.2 million, up 6%, 19% and 14%, respectively, over the prior year quarter
●
Repaid $100 million of revolving credit facility balance, ending the period debt free, with cash of $143.6 million and available liquidity of $1.2 billion
●
Increased dividend for the 21st consecutive year to $1.40 per share, a 17% increase over the prior year
●
Khoemacau stream rate increased to 90% of payable silver

1 Adjusted net income and adjusted net income per share are non-GAAP financial measures. See Schedule A of this press release for additional information, including a detailed description of adjustments to net income.

2 See Schedule A of this press release for additional information about gold equivalent ounces, or GEOs.

3 The Transition Period guidance range of 180,000 to 190,000 GEOs was revised upwards on November 3, 2021 from the original range of 175,000 to 185,000 GEOs.

4 Commodity price assumptions for GEO guidance were: $1,750 per ounce of gold, $25.50 per ounce of silver, $4.15 per pound of copper, $8.00 per pound of nickel, $0.95 per pound of lead, and $1.25 per pound of zinc.

Recent Developments

Ramp-Up Continuing and Stream Rate Expected to Increase at the Khoemacau Project

According to Khoemacau Copper Mining (Pty.) Limited (“KCM”), the transition to operations continues at the Khoemacau Project (“Khoemacau”) in Botswana. Construction and upgrades to the process plant and other project infrastructure are complete and performing in line with expectations, and activity continues to focus on ramping up mining operations to full production levels. KCM reported that progress within the mine during the December quarter was slower than planned due to typical ramp up issues related to refining drilling and blasting practices in a new ore body, and more significantly, reduced availability of skilled operators due to COVID-19 considerations. COVID-19 impacts were particularly significant in December 2021 when COVID-19 protocols caused absences to peak at approximately 25% of the planned operator workforce, including approximately 40% of the highly-skilled operators, which affected 40% of mining shifts and reduced planned production considerably. Workforce availability has subsequently improved, and combined with experience gained from mining the initial stopes, mining rates in January were approximately 40% of the target mining rate of 10,000 tonnes per day.

Absent further COVID-19 impacts, KCM expects the mining rate will continue to increase steadily from current levels and reach full sustained production by the fourth quarter of 2022. With the results experienced during the ramp-up period, KCM continues to expect that at full production Khoemacau will produce 155,000 to 165,000 tonnes of high-grade copper and silver concentrate a year, containing approximately 60,000 to 65,000 tonnes of payable copper and 1.8 to 2.0 million ounces of payable silver, over an approximate 20-year mine life.

Due to the negative impact on working capital caused by the slower ramp up progress, KCM has advised that it intends to draw the remaining $26.5 million stream advance payment in February, 2022, which would increase Royal Gold’s interest in the payable silver from Khoemacau from 90% to 100%. KCM has also advised that it is working to receive lender support and an additional equity contribution from shareholders. Absent further negative impacts from COVID-19, KCM believes it will have adequate liquidity available after these contributions to meet working capital needs until full production levels are reached.

After this final draw, Royal Gold would hold the right to receive 100% of the payable silver produced from Khoemacau until the delivery of 40.0 million silver ounces, and 50% thereafter. Royal Gold will pay a cash price equal to 20% of the spot silver price for each ounce delivered; however, if KCM achieves mill expansion throughput levels above 13,000 tonnes per day (30% above current mill design capacity), Royal Gold will pay a higher ongoing cash price for silver ounces delivered in excess of specific annual thresholds.

Updated 2022 Production Guidance and New 43-101 Report Expected at Mount Milligan

On January 18, 2022, Centerra Gold Inc. (“Centerra”) reported updated production guidance for Mount Milligan. In calendar 2022, Centerra expects Mount Milligan to produce between 190,000 and 210,000 ounces of gold, compared to the previously issued guidance of 170,000 to 190,000 ounces and actual 2021 production of 196,400 ounces. Centerra expects copper production to be in the range of 70 to 80 million pounds compared to the previous guidance of 90 to 100 million pounds and actual 2021 production of 73.3 million pounds. Centerra expects gold and copper production to be back-end weighted in calendar 2022, with the first half of the year representing 40% of the 2022 total annual metal production while the second half of the year will represent up to 60% of the 2022 total annual metal production. The changes to expected gold and copper production at the Mount Milligan Mine are due to planned mine sequence changes.

Centerra also reported that it expects to conclude its ongoing life of mine planning work and issue a new National Instrument 43-101 technical report for the Mount Milligan mine in the second quarter of 2022.

Pueblo Viejo Expansion Continues; Silver Deliveries Deferred in the December Quarter

Barrick Gold Corporation (“Barrick”) reported that the plant expansion and mine life extension project to increase throughput and allow the mine to maintain minimum average annual gold production of approximately 800,000 ounces after 2022 (100% basis) is progressing.

Barrick reported that engineering design of the plant expansion is now essentially complete, construction for the plant expansion is now 26% complete, and earthworks were 75% and civil concrete works were 60% complete at the end of the fourth quarter of 2021. Barrick further reported that steel and mechanical installation has started, and it expects completion of the plant expansion by the end of 2022.

Barrick also reported that the social, environmental, and technical studies for additional tailings and mine waste rock capacity continued to advance, including the review of alternative sites, in consultation with the Government of the Dominican Republic. Further according to Barrick, detailed design and engineering of these alternative sites is ongoing, and Barrick is continuing to engage with local stakeholders to review concerns and feedback.

Silver deliveries during the Transition Period were adversely impacted by the deferral of an additional 40,700 ounces in the December quarter, partially offset by an 18,700 ounce delivery of previously deferred ounces in the September 2021 quarter (net additional 22,000 ounces deferred). The stream agreement terms include a fixed 70% silver recovery rate.

The deferred ounces are the result of a mechanism in the stream agreement that allows for the deferral of deliveries in a period if Barrick’s share of silver production is insufficient to cover its stream delivery obligations. If actual recovery rates fall below the contractual 70% recovery rate, ounces may be deferred with deferred ounces to be delivered in future periods as silver recovery allows. As of December 31, 2021, approximately 459,000 ounces remain deferred. Delivery of these deferred ounces is expected to continue in the coming quarters but timing for delivery of the full deferred amount is uncertain and will depend on various aspects of plant performance.

On February 16, 2022, Barrick reported that its share of Pueblo Viejo gold production for 2022 is expected to range between 400,000 and 440,000 ounces, with maintenance planned in the first quarter of the year.

Total Available Liquidity of $1.2 Billion after Repayment of Revolving Credit Facility Balance

On December 8, 2021, Royal Gold repaid the $50 million outstanding balance under its revolving credit facility, reducing the amount outstanding to $0 and leaving the full $1 billion facility undrawn and available. Combined with working capital of $154.6 million, Royal Gold has total available liquidity of approximately $1.2 billion as of December 31, 2021.

Completed Transition to Calendar Year Reporting Schedule

As of December 31, 2021, Royal Gold has completed the change in fiscal year end from June 30 to December 31. This change is intended to more closely align Royal Gold’s reporting and disclosure with that of the majority of its stream and royalty counterparties and the precious metals sector, which will allow market participants to more closely evaluate and compare Royal Gold’s performance to its peers.

Transition Period 2021 Overview

For the Transition Period, Royal Gold recorded net income of $138.3 million, or $2.11 per basic share and $2.10 per diluted share, as compared to net income of $166.8 million, or $2.55 per basic share and $2.54 per diluted share, for the six months ended December 31, 2020. The decrease in earnings per share was primarily due to a one-time gain attributable to the sale of the Peak Gold JV interest in the prior comparable period. This decrease was partially offset by an increase in revenue during the Transition Period.

For the Transition Period, Royal Gold recognized total revenue of $343.0 million, which is comprised of stream revenue of $226.6 million and royalty revenue of $116.4 million, at an average gold price of $1,792 per ounce, an average silver price of $23.85 per ounce and an average copper price of $4.32 per pound, compared to total revenue of $305.2 million, comprised of stream revenue of $214.2 million and royalty revenue of $91.0 million, at an average gold price of $1,892 per ounce, an average silver price of $24.32 per ounce and an average copper price of $3.10 per pound, for the six months ended December 31, 2020. The increase in total revenue for the Transition Period, compared with the six months ended December 31, 2020, resulted primarily from higher gold production at Cortez, increases in gold and copper sales at Mount Milligan, and maiden sales from the Khoemacau and NX Gold streams, which resulted in new revenue of $5.1 million and $7.7 million, respectively, during the current period. These increases were partially offset by lower gold sales at Andacollo, lower gold and silver sales at Pueblo Viejo and a decrease in average gold and silver prices when compared to the six months ended December 31, 2020.

Cost of sales increased to $52.3 million for the Transition Period, from $46.8 million for the six months ended December 31, 2020. The increase was primarily due to an increase in gold and copper sales at Mount Milligan when compared to the prior period. This increase was partially offset by a decrease in gold sales at Andacollo compared to the six months ended December 31, 2020. Cost of sales, which excludes depreciation, depletion and amortization, is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment. The cash payment for gold from Mount Milligan is the lesser of $435 per ounce or the prevailing market price of gold when purchased, while the cash payment for the Company’s other streams is a set contractual percentage of the gold, silver or copper (Mount Milligan) spot price near the date of metal delivery.

General and administrative costs increased to $15.2 million for the Transition Period, from $14.2 million for the six months ended December 31, 2020. The increase was primarily due to higher employee related costs and non-cash stock compensation expense.

Depreciation, depletion and amortization increased to $99.7 million for the Transition Period, from $94.2 million for the six months ended December 31, 2020. The increase was primarily due to higher gold sales at Mount Milligan, and maiden sales from Khoemacau and the recently acquired NX Gold stream. These increases in depreciation, depletion and amortization were partially offset by a decrease in gold sales at Andacollo and lower gold and silver sales at Pueblo Viejo.

The Company recognized a loss in fair value changes in equity securities of $1.4 million for the Transition Period, compared to a gain in fair value changes in equity securities of $2.2 million for the six months ended December 31, 2020.

Interest and other expense decreased to $2.8 million for the Transition Period, from $3.5 million for the six months ended December 31, 2020. The decrease was primarily attributable to lower interest expense as a result of a decrease in average debt amounts outstanding during the current period when compared to the prior period.

Income tax expense was $30.0 million for the Transition Period, compared to $13.7 million for the six months ended December 31, 2020, which resulted in an effective tax rate or 17.8% in the Transition Period and 7.6% in the prior period. The effective tax rate for the Transition Period, was impacted by the release of uncertain tax positions resulting from a settlement agreement with a foreign tax authority and a change in estimates, partially offset by a foreign tax rate adjustment resulting in a revaluation of certain deferred tax assets. The effective tax rate for the six months ended December 31, 2020, was primarily impacted by the release of uncertain tax liabilities resulting from settlement agreements with foreign tax authorities. The Transition Period effective tax rate of 17.8% was at the lower end of the previously-provided guidance range of 18% to 22%.

Net cash provided by operating activities totaled $248.8 million for the Transition Period, compared to $194.1 million for the six months ended December 31, 2020. The change was primarily due to an increase in proceeds received from the Company’s stream and royalty interests, net of cost of sales and production taxes, of approximately $49.7 million over the Transition Period.

Net cash used in investing activities totaled $288.1 million for the Transition Period, compared to net cash provided by investing activities of $12.1 million for the six months ended December 31, 2020. The increase in cash used in investing activities was primarily due to the NX Gold ($100.0 million) and Red Chris ($165.0 million) acquisitions. This increase was partially offset by $49.2 million received for the sale of the Peak Gold JV interest in the six months ended December 31, 2020.

Net cash used in financing activities totaled $43.0 million for the Transition Period, compared to $143.4 million for the six months ended December 31, 2020. The decrease was primarily due to the repayment of $100 million on the Company’s revolving credit facility during the six months ended December 31, 2020.

At December 31, 2021, the Company had working capital of $154.6 million, including $143.6 million of cash and equivalents. This compares to current assets of $297.1 million and current liabilities of $52.1 million at June 30, 2021, resulting in working capital of $245.0 million. The decrease in working capital was primarily attributable to the acquisition of royalty and stream interests during the Transition Period, as summarized above.

During the Transition Period, liquidity needs were met from $248.8 million in net cash provided by operating activities and available cash resources. As of December 31, 2021, the Company had $1 billion available and no amounts outstanding under the revolving credit facility. Working capital, combined with available capacity under the revolving credit facility, resulted in approximately $1.2 billion of total liquidity at December 31, 2021.

December Quarter 2021 Overview

Revenue recognized during the December quarter was $168.5 million compared to $158.4 million in the prior year quarter, with stream revenue totaling $110.6 million and royalty revenue totaling $57.9 million. The increase in total revenue for the December quarter compared to the prior year quarter was primarily due to sales from the Khoemacau and NX Gold streams (both of which began contributing revenue in the quarter ended September 30, 2021), higher royalty revenue from Cortez, and higher average copper prices. These increases were partially offset by lower copper stream sales from Mount Milligan, and lower average gold and silver prices.

Cost of sales, which excludes depreciation, depletion and amortization, was $25.1 million for the December quarter, in line with $24.9 million for the prior year quarter. Cost of sales is specific to the Company’s stream agreements and is the result of the purchase of gold, silver and copper for a cash payment.

General and administrative costs increased to $8.0 million for the December quarter from $6.8 million for the prior year quarter. The increase was primarily due to higher employee related and non-cash stock compensation expense.

Depreciation, depletion and amortization increased to $49.1 million for the December quarter from $47.9 million for the prior year quarter. The increase was primarily due to higher GEO volumes.

Interest and other expense decreased to $0.9 million for the December quarter, from $1.6 million for the prior year quarter. The decrease was primarily attributable to lower interest expense as a result of a decrease in average debt amounts outstanding when compared to the prior year quarter.

During the December quarter, the Company recognized an income tax expense of $14.0 million, compared with an income tax expense of $16.0 million during the prior year quarter.

Outlook

Royal Gold expects to issue guidance for 2022 GEO sales, deprecitation, depletion and amortization expense, and effective tax rate during the second quarter of 2022.

With respect to additional commitments, other than the remaining conditional funding at the Khoemacau Project, as described above, and potential exploration and resource payments under the NX Gold stream, Royal Gold has no other project capital commitments or financing obligations.

Property Highlights

A breakdown of revenue for the stream and royalty portfolio can be found on Table 1 for the quarters ended December 31, 2020 and 2021, and the calendar years 2020 and 2021. Historical production reported by operators of the Company’s principal stream and royalty properties can be found on Table 2. Calendar year 2021 operator production estimates for the Company’s principal stream and royalty properties compared to actual production at these properties through December 31, 2021 can be found on Table 3. Results of the streaming business for the Transition Period and the December quarter, compared to the six-month period ended December 31 2020 and prior year quarter, respectively, can be found on Table 4. Highlights at certain of the Company’s principal producing and development properties during the Transition Period, compared to the six-month period ended December 31 2020, are detailed in the the Company’s Transition Report on Form 10-K for the Transition Period.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production-based interests. As of December 31, 2021, the Company owned interests on 190 properties on five continents, including interests on 44 producing mines and 17 development stage projects. Royal Gold is publicly traded on the Nasdaq Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:	December Quarter and Transition Period Call Information:

Alistair Baker	Dial-In	855-209-8260 (U.S.); toll free
Vice President Investor Relations and Business Development	Numbers:	855-669-9657 (Canada); toll free 412-542-4106 (International)
(720) 554-6995	Conference Title:	Royal Gold

Note: Management’s conference call reviewing the December quarter and Transition Period results will be held on Thursday, February 17, 2022, at noon Eastern Time (10:00 a.m. Mountain Time). The call will be webcast and archived on the Company’s website for a limited time.

	Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Additional Investor Information: Royal Gold routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investors tab. Investors and other interested parties are encouraged to enroll at www.royalgold.com to receive automatic email alerts for new postings.

Forward-Looking Statements: This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from these statements. Forward-looking statements are often identified by words like “will,” “may,” “could,” “should,” “would,” “believe,” “estimate,” “expect,” “anticipate,” “plan,” “forecast,” “potential,” “intend,” “continue,” “project,” or negatives of these words or similar expressions. Forward-looking statements include, among others, the following: statements about our expected financial performance and outlook, including sales volume, revenue, expenses, tax rates, earnings or cash flow; the potential increase in the Khoemacau stream rate to 100% of payable silver; operators’ expected operating and financial performance, including production, deliveries, mine plans and reserves, development, cash flows and liquidity, capital requirements and capital expenditures; planned and potential acquisitions or dispositions, including funding schedules and conditions; receipt of metal deliveries; liquidity, financing and stockholder returns; our overall investment portfolio; macroeconomic and market conditions including the impacts of COVID-19; prices for gold, silver, copper, nickel and other metals; potential impairments; or tax changes.

Factors that could cause actual results to differ materially from these forward-looking statements include, among others, the following: a lower-price environment for gold, silver, copper, nickel or other metals; operating activities or financial performance of properties on which we hold stream or royalty interests, including variations between actual and forecasted performance, operators’ ability to complete projects on schedule and as planned, operators’ changes to mine plans and reserves and resources (including updated reserve and resource information as of December 31, 2021), liquidity needs, mining and environmental hazards, labor disputes, distribution and supply chain disruptions, permitting and licensing issues, contractual issues involving our stream or royalty agreements, or operational disruptions due to COVID-19, including due to variant strains of the virus; risks associated with doing business in foreign countries; increased competition for stream and royalty interests; environmental risks, included those caused by climate change; potential cyber-attacks, including ransomware; our ability to identify, finance, value and complete acquisitions; adverse economic and market conditions; changes in laws or regulations governing us, operators or operating properties; changes in management and key employees; and other factors described in our reports filed with the Securities and Exchange Commission, including our Form 10-K for the Transition Period. Most of these factors are beyond our ability to predict or control.

Forward-looking statements speak only as of the date on which they are made. We disclaim any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information: Certain information provided in this press release, including production estimates, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of any such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

Information in this press release concerning the Khoemacau Copper Project was provided to the Company by Cupric Canyon Capital L.P., the privately held owner and developer of Khoemacau. Such information may not have been prepared in accordance with applicable laws, stock exchange rules or international standards governing preparation and public disclosure of technical data and information relating to mineral properties. Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for the accuracy, completeness or fairness of this third-party information, and investors are cautioned not to rely upon this information.

TABLE 1

December Quarter and Calendar Year, 2021 and 2020
Revenue by Stream and Royalty Interests

(In thousands)

			Three Months Ended		Twelve Months Ended
			December 31,		December 31,
Stream/Royalty	Metal(s)	Current Stream/Royalty Interest[1]	2021	2020	2021	2020
Stream:
Canada
Mount Milligan	Gold, copper	35% of payable gold and 18.75% of payable copper	$42,054	$44,713	$173,114	$149,631
Rainy River	Gold, silver	6.5% of gold produced and 60% of silver produced	9,460	9,590	37,079	29,139
Latin America
Pueblo Viejo	Gold, silver	7.5% of Barrick's interest in payable gold and 75% of Barrick's interest in payable silver	$25,760	$27,554	$109,716	$110,571
Andacollo	Gold	100% of payable gold	16,474	17,766	68,965	74,225
NX Gold	Gold	25% of gold produced	3,334	-	7,746	-
Africa
Wassa	Gold	10.5% of payable gold	$7,659	$6,761	$31,594	$28,960
Khoemacau	Silver	90% of payable silver	4,989	-	5,096	-
Prestea and Bogoso	Gold	5.5% of payable gold	901	1,335	3,008	4,960
Total stream revenue			$110,631	$107,719	$436,318	$397,486
Royalty:
Canada
Holt	Gold	0.00013 x Au price NSR	$-	$-	$-	$5,565
Voisey's Bay	Copper, nickel, cobalt	2.7% NVR	4,980	2,748	18,682	7,654
Canadian Malartic	Gold	1.0%-1.5% sliding-scale NSR	1,496	1,930	7,526	7,377
Williams	Gold	0.97% NSR	250	827	2,278	3,074
LaRonde Zone 5	Gold	2.0% NSR	500	471	2,169	2,044
Other-Canada	Various	Various	127	72	1,314	1,310
United States
Cortez	Gold	GSR1, GSR2, GSR3, NVR1, NVR1C	$16,667	$8,128	$56,116	$28,444
Robinson	Gold, copper	3.0% NSR	3,018	3,222	13,280	10,669
Marigold	Gold	2.0% NSR	2,021	2,752	8,284	8,134
Goldstrike	Gold	0.9% NSR	821	913	3,045	3,419
Wharf	Gold	0.0%-2.0% sliding-scale GSR	696	721	3,224	3,340
Other-United States	Various	Various	3,744	1,353	7,920	4,860
Latin America
Peñasquito	Gold, silver, lead, zinc	2.0% NSR	$14,220	$12,952	$52,959	$36,661
Dolores	Gold, silver	3.25% NSR (gold), 2.0% NSR (silver)	2,211	2,222	10,359	7,058
El Limon	Gold	3.0% NSR	1,418	1,543	4,874	4,172
Other-Latin America	Various	Various	535	664	1,061	1,661
Africa
Taparko	Gold	2.0% GSR, 0.75% GSR (milling royalty)	$505	$744	$2,414	$2,971
Australia
South Laverton	Gold	1.5% NSR, 4.0% NPI	$1,764	$5,380	$9,576	$10,176
Gwalia Deeps	Gold	1.5% NSR	1,112	1,208	4,636	4,023
Meekatharra	Gold	0.45% or 1.5% NSR	876	1,001	3,539	3,904
Other-Australia	Various	Various	504	725	2,033	2,657
Europe
Las Cruces	Copper	1.5% NSR	$425	$1,065	$1,961	$4,986
Total royalty revenue			$57,890	$50,641	$217,250	$164,157
Total revenue			$168,521	$158,360	$653,568	$561,643

1	Refer to Part I, Item 2, of the Company’s Transition Report on Form 10-K for a full description of the Company’s stream and royalty interests.

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended[2]
Property	Operator	Current Stream/ Royalty Interest[1]	Metal(s)	Dec. 31, 2021		Sep. 30, 2021		Jun. 30, 2021		Mar. 31, 2021		Dec. 31, 2020
Stream:
Mount Milligan	Centerra	35% of payable gold	Gold	16,700	oz	19,300	oz	16,100	oz	9,200	oz	16,900	oz
		18.75% of payable copper	Copper	2.7	Mlb	4.4	Mlb	4.4	Mlb	4.4	Mlb	4.1	Mlb
Pueblo Viejo	Barrick (60%)	7.5% of Barrick's interest in payable gold	Gold	9,200	oz	9,800	oz	10,500	oz	10,500	oz	9,400	oz
		75% of Barrick's interest in payable silver[3]	Silver	396,500	oz	386,500	oz	247,500	oz	418,200	oz	408,600	oz
Andacollo	Teck	100% of payable gold	Gold	9,100	oz	6,500	oz	15,400	oz	7,100	oz	9,500	oz
Wassa	Chifeng Jilong Gold	10.5% of payable gold	Gold	4,300	oz	4,500	oz	4,000	oz	4,800	oz	3,600	oz
Khoemacau	Khoemacau Copper Mining	90% of payable silver	Silver	214,600	oz	4,500	oz	—	oz	—	oz	—	oz
Royalty:
Peñasquito	Newmont Corporation	2.0% NSR	Gold	179,100	oz	170,400	oz	179,800	oz	180,400	oz	210,600	oz
			Silver	8.3	Moz	7.8	Moz	7.6	Moz	8.1	Moz	8.7	Moz
			Lead	39.4	Mlb	42.0	Mlb	41.8	Mlb	50.1	Mlb	52.1	Mlb
			Zinc	114.0	Mlb	98.3	Mlb	101.7	Mlb	119.3	Mlb	93.8	Mlb
Cortez	Nevada Gold Mines LLC	GSR1, GSR2, GSR3, NVR1, NVR1C4	Gold	120,000	oz	106,300	oz	89,800	oz	51,900	oz	57,600	oz

1	Refer to Part I, Item 2, of the Company’s Transition Report on Form 10-K for a full description of the Company’s stream and royalty interests.
2	Reported production relates to the amount of metal sales subject to our stream and royalty interests for the stated periods and may differ from the operators’ public reporting.
3	The Pueblo Viejo silver stream is determined based on a fixed metallurgical recovery of 70% of silver in mill feed.
4	Production includes applicable royalty deductions.

TABLE 3

Operator’s Estimated and Actual Production

	Operator's Estimated Production for			Operator's Actual Calendar 2021
	Full Year Calendar 2021(1)			Production(2)
Stream/Royalty	Gold (oz)	Silver (oz)	Base Metals (lb)	Gold (oz)	Silver (oz)	Base Metals (lb)
Stream:
Andacollo(3)	N/A			28,300
Mount Milligan(4)	180,000 - 200,000			196,400
Copper			70 - 80 M			73.3 M
Pueblo Viejo(5)	470,000 - 510,000	N/A		488,000	N/A
Wassa(6)	145,000 - 155,000			116,800
Khoemacau(7)		N/A			N/A
Royalty:
Cortez(8)	350,000 - 375,000			368,100
Peñasquito(9)	660,000	30 Million		520,000	23.6 M
Lead			190 M			138 M
Zinc			475 M			325 M

1	Production estimates received from the operators are for calendar 2021. There can be no assurance that production estimates received from the operators will be achieved. Please also refer to our cautionary language regarding forward-looking statements above, as well as the Risk Factors identified in Part I, Item 1A, of the Company’s Transition Report on Form 10-K for information regarding factors that could affect actual results.
2	Actual production figures shown are from the operators and cover the period January 1, 2021 through December 31, 2021, unless otherwise noted in footnotes to this table.
3	The actual production figure shown for Andacollo is contained gold in concentrate. The estimated production figure was not available on the date of this release. The actual production figure is for the period January 1, 2021 through September 30, 2021.
4	The estimated production figures shown for Mount Milligan are payable gold and copper in concentrate.
5	The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent the 60% interest in Pueblo Viejo held by Barrick Gold Corporation (“Barrick”). Barrick did not provide estimated or actual silver production.
6	The estimated and actual production figures shown for Wassa are payable gold in doré. The actual production figure is for the period January 1, 2021 through September 30, 2021.
7	The estimated and actual production figures for Khoemacau are not available through the ramp-up period.
8	Production from Cortez subject to Royal Gold’s royalty interests. Actual production includes applicable royalty deductions.
9	The estimated and actual gold production figures shown for Peñasquito are payable gold and silver in concentrate and doré. The estimated and actual lead and zinc production figures shown are payable lead and zinc in concentrate. The actual production figures are for the period January 1, 2021 through September 30, 2021.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2021		December 31, 2020		December 31, 2021	December 31, 2020
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Mount Milligan	17,900	16,700	9,700	16,900	4,100	3,800
Andacollo	9,100	9,100	10,700	9,500	2,200	2,900
Pueblo Viejo	8,600	9,200	10,500	9,400	8,600	10,500
Wassa	3,800	4,300	4,700	3,600	1,600	3,100
Other	6,000	6,300	4,500	5,100	2,200	1,200
Total	45,400	45,600	40,100	44,500	18,700	21,500

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2021		December 31, 2020		December 31, 2021	December 31, 2020
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)	Inventory (oz)	Inventory (oz)
Pueblo Viejo	316,000	396,500	418,200	408,600	316,000	418,200
Khoemacau	155,300	214,600	—	—	42,000	—
Other	95,100	104,000	65,400	52,000	34,300	66,300
Total	566,400	715,100	483,600	460,600	392,300	484,500

	Three Months Ended		Three Months Ended		As of	As of
	December 31, 2021		December 31, 2020		December 31, 2021	December 31, 2020
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)	Inventory (Mlb)	Inventory (Mlb)
Mount Milligan	3.7	2.7	2.5	4.1	0.9	1.0

	Six Months Ended		Six Months Ended
	December 31, 2021		December 31, 2020
Gold Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Mount Milligan	28,700	36,000	29,300	28,800
Andacollo	15,500	15,600	24,400	21,600
Pueblo Viejo	17,800	19,000	19,900	20,500
Wassa	8,100	8,800	8,700	8,500
Other	13,500	12,600	8,900	9,200
Total	83,600	92,000	91,200	88,600

	Six Months Ended		Six Months Ended
	December 31, 2021		December 31, 2020
Silver Stream	Purchases (oz)	Sales (oz)	Purchases (oz)	Sales (oz)
Pueblo Viejo	712,500	783,000	826,800	859,800
Khoemacau	261,100	219,100	—	—
Other	204,800	269,400	118,000	75,100
Total	1,178,400	1,271,500	944,800	934,900

	Six Months Ended		Six Months Ended
	December 31, 2021		December 31, 2020
Copper Stream	Purchases (Mlb)	Sales (Mlb)	Purchases (Mlb)	Sales (Mlb)
Mount Milligan	6.3	7.1	8.3	8.2

ROYAL GOLD, INC.

Consolidated Balance Sheets

(in thousands except share data)

	December 31, 2021	June 30, 2021
ASSETS
Cash and equivalents	$143,551	$225,916
Royalty receivables	54,088	47,242
Income tax receivable	4,915	4,520
Stream inventory	11,607	17,684
Prepaid expenses and other	1,835	1,773
Total current assets	215,996	297,135
Stream and royalty interests, net	2,443,752	2,262,158
Other assets	97,284	92,312
Total assets	$2,757,032	$2,651,605
LIABILITIES
Accounts payable	$6,475	$6,398
Dividends payable	22,966	19,681
Income tax payable	19,070	14,479
Other current liabilities	12,917	11,525
Total current liabilities	61,428	52,083
Debt	—	—
Deferred tax liabilities	87,705	88,000
Uncertain tax positions	—	910
Other liabilities	6,688	7,197
Total liabilities	155,821	148,190
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,564,364 and 65,551,061 shares outstanding, respectively	656	656
Additional paid-in capital	2,206,159	2,203,863
Accumulated earnings	381,929	286,249
Total Royal Gold stockholders’ equity	2,588,744	2,490,768
Non-controlling interests	12,467	12,647
Total equity	2,601,211	2,503,415
Total liabilities and equity	$2,757,032	$2,651,605

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive Income

(in thousands except for per share data)

	For The Three Months Ended		For The Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(unaudited)	(unaudited)		(unaudited)
Revenue	$168,521	$158,360	$342,952	$305,240
Costs and expenses
Cost of sales (excludes depreciation, depletion and amortization)	25,099	24,858	52,329	46,760
General and administrative	8,034	6,790	15,163	14,244
Production taxes	2,358	1,401	4,412	2,756
Exploration costs	—	—	—	563
Depreciation, depletion and amortization	49,074	47,945	99,685	94,245
Total costs and expenses	84,565	80,994	171,589	158,568
Gain on sale of Peak Gold JV interest	—	—	—	33,906
Operating income	83,956	77,366	171,363	180,578
Fair value changes in equity securities	(1,526)	(382)	(1,350)	2,158
Interest and other income	791	613	1,610	1,034
Interest and other expense	(879)	(1,578)	(2,787)	(3,454)
Income before income taxes	82,342	76,019	168,836	180,316
Income tax expense	(13,980)	(16,031)	(30,008)	(13,654)
Net income and comprehensive income	68,362	59,988	138,828	166,662
Net (income) loss and comprehensive (income) loss attributable to non-controlling interests	(199)	(99)	(489)	166
Net income and comprehensive income attributable to Royal Gold common stockholders	$68,163	$59,889	$138,339	$166,828
Net income per share attributable to Royal Gold common stockholders:
Basic earnings per share	$1.04	$0.91	$2.11	$2.55
Basic weighted average shares outstanding	65,564,065	65,546,938	65,560,468	65,542,326
Diluted earnings per share	$1.04	$0.91	$2.10	$2.54
Diluted weighted average shares outstanding	65,621,025	65,619,241	65,624,567	65,625,965
Cash dividends declared per common share	$0.35	$0.30	$0.65	$0.58

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended		Six Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(unaudited)	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income and comprehensive income	$68,362	$59,988	$138,828	$166,662
Adjustments to reconcile net income and comprehensive income to net cash provided by operating activities:
Depreciation, depletion and amortization	49,074	47,945	99,685	94,245
Amortization of debt issuance costs	245	287	1,089	574
Gain on sale of Peak Gold JV interest	—	—	—	(33,906)
Non-cash employee stock compensation expense	1,715	1,399	3,218	2,892
Fair value changes in equity securities	1,526	381	1,350	(2,158)
Deferred tax benefit	2,906	2,140	2,510	(8,405)
Other	—	—	1	(176)
Changes in assets and liabilities:
Royalty receivables	(1,128)	(10,743)	(6,846)	(16,627)
Stream inventory	614	3,259	6,077	(2,229)
Income tax receivable	(835)	(4,640)	(396)	(6,504)
Prepaid expenses and other assets	(348)	640	(1,374)	900
Accounts payable	1,003	(314)	76	(549)
Income tax payable	(4,863)	(2,413)	4,591	9,995
Uncertain tax positions	(890)	36	(910)	(12,160)
Other liabilities	1,517	1,947	884	1,510
Net cash provided by operating activities	$118,898	$99,912	$248,783	$194,064
Cash flows from investing activities:
Acquisition of stream and royalty interests	(16,066)	(37,528)	(281,066)	(48,832)
Khoemacau subordinated debt facility	—	—	(7,000)	—
Proceeds from sale of Peak Gold JV interest	—	—	—	49,154
Proceeds from sale of equity securities	—	—	—	12,146
Other	669	(25)	(64)	(364)
Net (used in) provided by investing activities	$(15,397)	$(37,553)	$(288,130)	$12,104
Cash flows from financing activities:
Repayment of debt	(100,000)	(75,000)	(100,000)	(105,000)
Borrowings from revolving credit facility	—	—	100,000	—
Net payments from issuance of common stock	(12)	(26)	(921)	(1,415)
Common stock dividends	(19,692)	(18,370)	(39,374)	(36,735)
Other	(454)	(220)	(2,723)	(287)
Net cash provided by (used in) financing activities	$(120,158)	$(93,616)	$(43,018)	$(143,437)
Net (decrease) increase in cash and equivalents	(16,657)	(31,257)	(82,365)	62,731
Cash and equivalents at beginning of period	160,208	413,116	225,916	319,128
Cash and equivalents at end of period	$143,551	$381,859	$143,551	$381,859

Schedule A – Non-GAAP Financial Measures and Certain Other Measures

Overview of non-GAAP financial measures:

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

We have provided below reconciliations of our non-GAAP financial measures to the comparable GAAP measures. We believe these non-GAAP financial measures provide useful information to investors for analysis of our business. We use these non-GAAP financial measures to compare period-over-period performance on a consistent basis and when planning and forecasting for future periods. We believe these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. The adjustments made to calculate our non-GAAP financial measures are subjective and involve significant management judgement. Non-GAAP financial measures used by management in this report or elsewhere include the following:

1.	Adjusted earnings before interest, taxes, depreciation, depletion and amortization, or adjusted EBITDA, is a non-GAAP financial measure that is calculated by the Company as net income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider adjusted EBITDA to be useful because the measure reflects our operating performance before the effects of certain non-cash items and other items that we believe are not indicative of our core operations.
2.	Net debt (or net cash) is a non-GAAP financial measure that is calculated by the Company as debt (excluding debt issuance costs) as of a date minus cash and equivalents for that same date. Net debt (or net cash) to trailing twelve months (TTM) adjusted EBITDA is a non-GAAP financial measure that is calculated by the Company as net debt (or net cash) as of a date divided by the TTM adjusted EBITDA (as defined above) ending on that date. We believe that these measures are important to monitor leverage and evaluate the balance sheet. Cash and equivalents are subtracted from the GAAP measure because they could be used to reduce our debt obligations. A limitation associated with using net debt (or net cash) is that it subtracts cash and equivalents and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe that investors may find these measures useful to monitor leverage and evaluate the balance sheet.
3.	Adjusted net income and adjusted net income per share are non-GAAP financial measures that are calculated by the Company as net income and net income per share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliations below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of our operating results excluding items that we believe are not indicative of our fundamental ongoing operations. The tax effect of adjustments is computed by applying the statutory tax rate in the applicable jurisdictions to the income or expense items that are adjusted in the period presented. If a valuation allowance exists, the rate applied is zero.
4.	Free cash flow is a non-GAAP financial measure that is calculated by the Company as net cash provided by operating activities for a period minus acquisition of stream and royalty interests for that same period. We believe that free cash flow represents an additional way of viewing liquidity as it is adjusted for contractual investments made during such period. Free cash flow does not represent the residual cash flow available for discretionary expenditures. We believe it is important to view free cash flow as a complement to our consolidated statements of cash flows.
5.	Cash general and administrative expense, or cash G&A, is a non-GAAP financial measure that is calculated by the Company as general and administrative expenses for a period minus non-cash employee stock compensation expense for the same period. We believe that cash G&A is useful as an indicator of overhead efficiency without regard to non-cash expenses associated with employee stock compensation.

Reconciliation of non-GAAP financial measures to U.S. GAAP measures

Adjusted EBITDA, net cash, and net cash to TTM adjusted EBITDA:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(amounts in thousands)	2021	2020	2021	2020
Net income and comprehensive income	$68,362	$59,988	$138,828	$166,662
Depreciation, depletion and amortization	49,074	47,945	99,685	94,245
Non-cash employee stock compensation	1,715	1,398	3,218	2,892
Gain on sale of Peak Gold JV interest	—	—	—	(33,906)
Fair value changes in equity securities	1,526	382	1,350	(2,158)
Interest and other, net	88	965	1,177	2,420
Income tax expense	13,980	16,031	30,008	13,654
Non-controlling interests in operating (income) loss of consolidated subsidiaries	(199)	(99)	(489)	166
Adjusted EBITDA	$134,546	$126,610	$273,777	$243,975

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2021	2021	2021	2021
Net income and comprehensive income	$68,362	$70,466	$81,919	$54,193
Depreciation, depletion and amortization	49,074	50,611	48,028	41,296
Non-cash employee stock compensation	1,715	1,503	1,494	1,344
Fair value changes in equity securities	1,526	(176)	(1,957)	(1,902)
Interest and other, net	88	1,089	469	1,087
Income tax expense	13,980	16,028	5,536	17,679
Non-controlling interests in operating (income) loss of consolidated subsidiaries	(199)	(290)	(242)	(167)
Adjusted EBITDA	$134,546	$139,231	$135,247	$113,530

TTM adjusted EBITDA	$522,554

Debt	$—
Debt issuance costs	5,169
Cash and equivalents	(143,551)
Net (cash)	$(138,382)

TTM adjusted EBITDA	$522,554
Net cash to TTM adjusted EBITDA	(0.26)x

Cash G&A:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(amounts in thousands)	2021	2020	2021	2020
General and administrative expense	$8,034	$6,790	$15,163	$14,244
Non-cash employee stock compensation	(1,715)	(1,398)	(3,218)	(2,892)
Cash G&A	$6,319	$5,392	$11,945	$11,352

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,
(amounts in thousands)	2021	2021	2021	2021
General and administrative expense	$8,034	$7,129	$7,212	$6,932
Non-cash employee stock compensation	(1,715)	(1,503)	(1,494)	(1,344)
Cash G&A	$6,319	$5,626	$5,718	$5,588

TTM cash G&A	$23,251

Adjusted net income and adjusted net income per share:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(amounts in thousands, except per share data)	2021	2020	2021	2020
Net income and comprehensive income attributable to Royal Gold common stockholders	$68,163	$59,889	$138,339	$166,828
Fair value changes in equity securities	1,526	382	1,350	(2,158)
Gain on sale of Peak Gold JV interest	—	—	—	(33,906)
Discrete tax benefits	(45)	—	(45)	(25,799)
Tax effect of adjustments	(404)	(147)	(358)	7,595
Adjusted net income and comprehensive income attributable to Royal Gold common stockholders	69,240	60,124	$139,286	$112,560

Net income attributable to Royal Gold common stockholders per diluted share	$1.04	$0.91	2.10	2.54
Fair value changes in equity securities	0.02	0.01	0.02	(0.03)
Gain on sale of Peak Gold JV interest	—	—	—	(0.52)
Discrete tax benefits	—	—	—	(0.39)
Tax effect of adjustments	(0.01)	(0.00)	(0.01)	0.12
Adjusted net income attributable to Royal Gold common stockholders per diluted share	$1.05	$0.92	$2.11	$1.72

Free cash flow:

	Three Months Ended		Six Months Ended
	December 31,		December 31,
(amounts in thousands)	2021	2020	2021	2020
Net cash provided by operating activities	$118,898	$99,912	$248,783	$194,064
Acquisition of stream and royalty interests	(16,066)	(37,528)	(281,066)	(48,832)
Free cash flow	$102,832	$62,384	$(32,283)	$145,232

Net cash used in investing activities	$(15,397)	$(37,553)	$(288,130)	$12,104
Net cash (used in) provided by financing activities	$(120,158)	$(93,616)	$(43,018)	$(143,437)

Other measures

We use certain other measures in managing and evaluating our business. We believe these measures may provide useful information to investors for analysis of our business. We use these measures to compare period-over-period performance and liquidity on a consistent basis and when planning and forecasting for future periods. We believe these measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in our industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions. Other measures used by management in this report and elsewhere include the following:

1.	Gold equivalent ounces, or GEOs, is calculated by the Company as revenue (in total or by reportable segment) for a period divided by the average gold price for that same period.
2.	Depreciation, depletion, and amortization, or DD&A, per GEO is calculated by the Company as depreciation, depletion, and amortization for a period divided by GEOs (as defined above) for that same period.
3.	Working capital is calculated by the Company as current assets as of a date minus current liabilities as of that same date. Liquidity is calculated by the Company as working capital plus available capacity under the Company’s revolving credit facility.
4.	Dividend payout ratio is calculated by the Company as dividends paid during a period divided by net cash provided by operating activities for that same period.
5.	Operating margin is calculated by the Company as operating income for a period divided by revenue for that same period.